Filed Pursuant to Rule 433

Dated October 28, 2021

Registration No. 333-254191

CAPITAL ONE FINANCIAL CORPORATION

$1,750,000,000

$1,250,000,000 1.878% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2027

$500,000,000 2.618% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2032

Summary of Terms for Issuance

Issuer:	Capital One Financial Corporation
Trade Date:	October 28, 2021
Settlement Date:*	November 2, 2021 (T+3)
Ranking:	Senior Unsecured
Expected Security Ratings: **	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

$1,250,000,000 1.878% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2027

Security:	1.878% Fixed-to-Floating Rate Senior Notes due 2027

Principal Amount:	US$1,250,000,000

Net Proceeds to Issuer (before expenses):	US$1,245,625,000

Maturity Date:	November 2, 2027

Fixed Rate Period:	From and including November 2, 2021 to but excluding November 2, 2026

Floating Rate Period:	From and including November 2, 2026 to but excluding the Maturity Date

Payment Frequency:	Semi-annually during the Fixed Rate Period and Quarterly during the Floating Rate Period

Day Count/Business Day Convention:	Fixed Rate Period: 30/360; Following, Unadjusted Floating Rate Period: Actual/360; Modified Following, Adjusted

Fixed Rate Period Interest Payment Dates:	Semi-annually in arrears on May 2 and November 2 of each year, commencing on May 2, 2022 and ending on November 2, 2026

Benchmark Treasury:	UST 0.875% Notes due September 30, 2026

Benchmark Treasury Price and Yield:	98-17 3⁄4; 1.178%

Spread to Benchmark Treasury:	70 bps

Re-offer Yield:	1.878%

Fixed Rate Period Coupon:	1.878% per annum

Price to Public:	100.000% of principal amount

Floating Rate Period Interest Rate:	Base Rate plus the Spread payable quarterly in arrears during the Floating Rate Period.

Base Rate:	SOFR (compounded daily over a quarterly Floating Rate Interest Payment Period in accordance with the specific formula described in the preliminary prospectus supplement). As further described in such preliminary prospectus supplement, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 85.5 bps

Index Maturity:	Daily

Floating Rate Interest Payment Periods:	Quarterly; with respect to a Floating Rate Interest Payment Date, the period from and including the second most recent Floating Rate Interest Payment Period End-Date (or from and including November 2, 2026 in the case of the first Floating Rate Interest Payment Period) to but excluding the immediately preceding Floating Rate Interest Payment Period End-Date; provided that (i) the Floating Rate Interest Payment Period with respect to the final Floating Rate Interest Payment Date (i.e., the Maturity Date) will be the period from and including the second-to-last Floating Rate Interest Payment Period End-Date to but excluding the Maturity Date and (ii) with respect to such final Floating Rate Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date shall be the level of SOFR in respect of such Rate Cut-Off Date.

Floating Rate Interest Payment Period End-Dates:	February 2, May 2, August 2 and November 2 in each year, beginning on February 2, 2027 and ending on the Maturity Date; provided that if any scheduled Floating Rate Interest Payment Period End-Date, other than the Maturity Date, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Floating Rate Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Floating Rate Interest Payment Period End-Date (i.e., the Maturity Date) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Floating Rate Interest Payment Period End-Date.

Floating Rate Interest Payment Dates:	The second business day following each Floating Rate Interest Payment Period End-Date; provided that the Floating Rate Interest Payment Date with respect to the final Floating Rate Interest Payment Period will be the Maturity Date. If the scheduled Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date.

U.S. Government Securities Business Day:	Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Business Day:	New York, New York, Chicago, Illinois and McLean, Virginia

Optional Redemption:	The Issuer may redeem the notes at its option on November 2, 2026 (which is the date that is one year prior to the Maturity Date), in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date upon not less than 10 nor more than 60 days’ prior notice given to the holders of the notes to be redeemed.

CUSIP/ISIN:	14040H CH6 / US14040HCH66

$500,000,000 2.618% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2032

Security:	2.618% Fixed-to-Floating Rate Senior Notes due 2032

Principal Amount:	US$500,000,000

Net Proceeds to Issuer (before expenses):	US$497,750,000

Maturity Date:	November 2, 2032

Fixed Rate Period:	From and including November 2, 2021 to but excluding November 2, 2031

Floating Rate Period:	From and including November 2, 2031 to but excluding the Maturity Date

Payment Frequency:	Semi-annually during the Fixed Rate Period and Quarterly during the Floating Rate Period

Day Count/Business Day Convention:	Fixed Rate Period: 30/360; Following, Unadjusted Floating Rate Period: Actual/360; Modified Following, Adjusted

Fixed Rate Period Interest Payment Dates:	Semi-annually in arrears on May 2 and November 2 of each year, commencing on May 2, 2022 and ending on November 2, 2031

Benchmark Treasury:	UST 1.250% Notes due August 15, 2031

Benchmark Treasury Price and Yield:	97-04; 1.568%

Spread to Benchmark Treasury:	105 bps

Re-offer Yield:	2.618%

Fixed Rate Period Coupon:	2.618% per annum

Price to Public:	100.00% of principal amount

Floating Rate Period Interest Rate:	Base Rate plus the Spread payable quarterly in arrears during the Floating Rate Period.

Base Rate:	SOFR (compounded daily over a quarterly Floating Rate Interest Payment Period in accordance with the specific formula described in the preliminary prospectus supplement). As further described in such preliminary prospectus supplement, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 126.5 bps

Index Maturity:	Daily

Floating Rate Interest Payment Periods:	Quarterly; with respect to a Floating Rate Interest Payment Date, the period from and including the second most recent Floating Rate Interest Payment Period End-Date (or from and including November 2, 2031 in the case of the first Floating Rate Interest Payment Period) to but excluding the immediately preceding Floating Rate Interest Payment Period End-Date; provided that (i) the Floating Rate Interest Payment Period with respect to the final Floating Rate Interest Payment Date (i.e., the Maturity Date) will be the period from and including the second-to-last Floating Rate Interest Payment Period End-Date to but excluding the Maturity Date and (ii) with respect to such final Floating Rate Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date shall be the level of SOFR in respect of such Rate Cut-Off Date.

Floating Rate Interest Payment Period End- Dates:	February 2, May 2, August 2 and November 2 in each year, beginning on February 2, 2032 and ending on the Maturity Date; provided that if any scheduled Floating Rate Interest Payment Period End-Date, other than the Maturity Date, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Floating Rate Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Floating Rate Interest Payment Period End-Date (i.e., the Maturity Date) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Floating Rate Interest Payment Period End-Date.

Floating Rate Interest Payment Dates:	The second business day following each Floating Rate Interest Payment Period End-Date; provided that the Floating Rate Interest Payment Date with respect to the final Floating Rate Interest Payment Period will be the Maturity Date. If the scheduled Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date.

U.S. Government Securities Business Day:	Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Business Day:	New York, New York, Chicago, Illinois and McLean, Virginia

Optional Redemption:	The Issuer may redeem the notes at its option on November 2, 2031 (which is the date that is one year prior to the Maturity Date), in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date upon not less than 10 nor more than 60 days’ prior notice given to the holders of the notes to be redeemed.

CUSIP/ISIN:	14040H CJ2 / US14040HCJ23

OTHER INFORMATION

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Capital One Securities, Inc.

Co-Managers:	Academy Securities, Inc. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*

Note: Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery will be required by virtue of the fact that the notes initially will settle in three business days to specify alternative settlement arrangements to prevent a failed settlement.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capital One Financial Corporation has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents Capital One Financial Corporation has filed with the SEC and incorporated by reference in such documents for more complete information about Capital One Financial Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of these documents by contacting BofA Securities, Inc. toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Capital One Securities, Inc. toll-free at 1-800-666-9174, Attn: Compliance.

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